TRUST FOR PROFESSIONAL MANAGERS

EXPENSE RECOVERY WAIVER AGREEMENT

with

SCHOONER INVESTMENT GROUP, LLC

THIS EXPENSE RECOVERY WAIVER AGREEMENT (the “Agreement”) is made as of the 18th day of September, 2013, by and between Trust for Professional Managers, (hereinafter called the “Trust”), on behalf of its series, the Schooner Fund (the Fund), and Schooner Investment Group, LLC (hereinafter called the “Adviser”).

WITNESSETH:

WHEREAS, the Trust, on behalf of the Fund, and the Adviser have previously entered into an Amended and Restated Investment Advisory Agreement dated April 28, 2011; and

WHEREAS, the Trust, on behalf of the Fund, and the Adviser have previously entered into a second amendment dated May 30, 2012 to the Amended and Restated Operating Expense Limitation Agreement dated April 28, 2011 and as amended July 21, 2011; and

WHEREAS, the Adviser, under the Amended and Restated Investment Advisory Agreement, may seek recovery of Reimbursed Expenses (as defined below) made in any fiscal year of the Fund over the following three fiscal years; and

WHEREAS, the Adviser, under the terms of the Amended and Restated Operating Expense Limitation Agreement, has previously waived management fees and/or reimbursed operating expenses to the Fund; and

WHEREAS, the Fund’s annual operating expense ratio has sufficiently reduced to the extent the Adviser is eligible to seek recovery of Reimbursed Expenses; and

WHEREAS, as of September 17, 2013, the Fund had Reimbursed Expenses in the amount of $23,256 subject to the Adviser’s right to seek recovery of Reimbursed Expenses; and

WHEREAS, the Adviser desires to waive its right to seek recovery of the remaining Reimbursed Expenses in the entire amount of $23,256 outstanding as of September 17, 2013;

NOW, THEREFORE, the parties agree to the following:

1. WAIVER OF RIGHT TO RECEIVE REIMBURSEMENT. The Adviser hereby agrees to waive its right to seek recovery of Reimbursed Expenses paid by the Adviser to the Fund pursuant to the Amended and Restated Operating Expense Limitation Agreement in the amount of $23,256 outstanding as of September 17, 2013.

2. DEFINITION. For purposes of this Agreement, the term “Reimbursed Expenses” with respect to the Fund, is defined to include all management fees waived and/or operating expenses reimbursed by the Adviser to the Fund prior to the date of this Agreement.  Operating expenses include all expenses necessary or appropriate for the operation of the Fund and each of its classes, including the Adviser’s investment advisory or management fee detailed in the Amended and Restated Investment Advisory Agreement, any Rule 12b-1 fees and other expenses described in the Amended and Restated Investment Advisory Agreement, but does not include any front-end or contingent deferred loads, taxes, leverage, interest, brokerage commissions, expenses incurred in connection with any merger or reorganization, dividends or interest expenses on short positions, or extraordinary expenses such as litigation.

3. REIMBURSEMENT OF FEES AND EXPENSES. The Adviser retains, with the exception of the amount of Reimbursed Expenses waived under the terms of this Agreement, its right to receive reimbursement of any future waived management fees and/or reimbursed operating expenses paid by the Adviser to the Fund pursuant to the Amended and Restated Operating Expense Limitation Agreement under the same terms and conditions as it is permitted to receive reimbursement of reductions of its investment management fee under the Amended and Restated Investment Advisory Agreement.

4. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	SCHOONER INVESTMENT GROUP, LLC
on behalf the Schooner Fund

By: /s/ John P. Buckel	By: /s/ Gregory R. Levinson
Name: John P. Buckel	Name: Gregory R. Levinson
Title: President	Title: Managing Member